Exhibit 99.1

Company Contact:
Pam Scott	Lauralee Dobbins
Red Lion Hotels Corporation	Daly Gray
509-777-6393 (d)	703-435-6293
509-570-4610 (c)	856-979-8929
Pam.Scott@redlion.com	Lauralee@dalygray.com

RLHC Launches New Upscale Lifestyle Brand, Hotel RL

Hotel RL, New Conversion Brand by RLHC, Slated for Large Urban Markets

Spokane, Wash., Oct. 21, 2014 – RLHC (NYSE: RLH), an operator and franchisor of midscale and upscale hotels, today announced the launch of a new upscale hotel conversion brand targeted for the top 80 U.S. urban markets. Hotel RL is a full-service, lifestyle brand inspired by the spirit of the Pacific Northwest and designed for consumers with a millennial mindset.

“With the recent uptick in hotel construction in the upscale and upper midscale segments, as well as traditional franchise contract termination options, this is an opportunity for hotel owners to affiliate with a new brand that isn’t already commoditized in every major market,” said RLHC President and CEO Greg Mount. “By tapping into the millennial mindset, Hotel RL offers a fresh approach to hospitality that will resonate with the most influential market set since the baby boomers.”

“Hotel RL is a place to experience hospitality through a radically old idea of a hotel as a town square, where visitors and locals meet to collaborate” said RLHC President and CEO Greg Mount. “Hotel RL is a series of spaces, experiences, and amenities especially suited to travelers seeking more than just a hotel room. This is a chance for both business and leisure travelers to immerse themselves into local culture, while maintaining their connection to the world,” he added.

“Hotel RL stresses authenticity, environment and community, and reflects a longstanding commitment by Red Lion to hospitality, starting with a simple hello,” Mount said. “The focal-point of our open pavilion-style lobby is The Steps, a new gathering and seating concept where guests can enjoy an espresso and complimentary Wi-Fi in the mornings or a signature cocktail in the evenings.”

In addition to The Steps, other signature elements of the Hotel RL brand include distinctive coffee service in the lobbies, centered around the notion of enticing guests out of their rooms and into a Pacific Northwest coffee house setting.

“Through design and guest experiences, Hotel RL brings the Pacific Northwest ethos of exploration and discovery to life in the three-star hotel segment,” Mount continued. “The hotel’s turnkey design is well suited for economical conversion opportunities that are focused not on a brand whim but what truly is important to the traveler. Hotel RL will be the unique differentiator in markets that currently are saturated with homogenized hotel rooms. After all, unique experiences are the hallmark of the millennial mindset. As a new brand, Hotel RL has no proximity issues. We believe having the freshness of a new brand in a singular niche will give our franchisees a competitive advantage in attracting and retaining guests.”

The U.S. upper midscale and upscale segments consist of approximately 1.5 million hotel rooms, according to Smith Travel Research. RLHC anticipates announcing the first addition to Hotel RL before the end of the year and plans to open or convert more in 2015. Over the next 18 months, RLHC expects along with hotel owners to invest between $50 million and $100 million in the conversion of properties to the Hotel RL brand. On a selective basis, RLHC will pursue joint venture and equity ownership opportunities. Click Here for a closer look at the design elements of the guest rooms and public spaces for Hotel RL.

Hotel RL video: http://youtu.be/wl7fOXB6Vt0

About RLHC:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels. Established in 1959, the company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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